Exhibit 99.1

News Release

Energy Future Holdings

FOR IMMEDIATE RELEASE

Energy Future Holdings Corp. Reports 2007 Results

DALLAS – March 31, 2008 – Energy Future Holdings Corp. (EFH), formerly TXU Corp., today reported its 2007 financial results in the company’s 2007 Annual Report on Form 10-K (2007 10-K) filed with the Securities and Exchange Commission. On October 10, 2007, EFH was acquired by affiliates of Kohlberg Kravis Roberts & Co., TPG, Goldman Sachs Capital Partners and other investors (the Merger) and became a privately-held company.

On a full year 2007 combined basis,1 (see footnotes on page 6 of this release) EFH reported a net loss of $637 million compared to net income of $2,552 million for 2006. 2007 Reported Net Loss included net after-tax expenses of $2,199 million treated as special items2 and income from discontinued operations of $25 million. Special items included $1,479 million in unrealized mark-to-market net losses, virtually all related to forward (2008-2013) natural gas positions in EFH’s long-term hedging program, $492 million in charges associated with the suspension and subsequent cancellation of a program to develop eight coal-fueled generation units, amortization and other non-cash expenses (and reductions to revenues) of approximately $237 million due to the application of purchase accounting, 3 and Merger-related charges of approximately $59 million.

Operational Net Income,4 which excludes special items and income or losses related to discontinued operations, was $1,537 million for 2007 on a combined basis compared to $2,565 million for 2006. Operational Net Income for 2007 was expected to be lower than 2006 due primarily to the following factors: lower average retail electricity pricing, driven primarily by the 15 percent price cuts implemented in 2007 for approximately one million TXU Energy residential customers; higher Luminant lignite and coal costs, driven in part by high rainfall; the effect of lower residential volumes, including the impact of cooler summer weather in 2007 compared to 2006; lower ERCOT heat rates and reduced wholesale activities; higher expenses in the company’s competitive businesses, primarily for marketing and improved capabilities in TXU Energy; the costs associated with the planned replacement of steam generators at Comanche Peak’s Unit 1; and higher net interest expense following the closing of the Merger in October.

EFH Chief Executive Officer John Young commented, “We are pleased to have successfully executed the Merger in 2007, and the overall business plan and execution on our Merger commitments continue to be on track. While the company faced weather and other challenges, Luminant set an all-time lignite generation record and completed the Comanche Peak steam generator replacement in world-record time; Oncor invested more than $750 million in infrastructure and new technology; and approximately one million customers in North Texas reaped the benefits of TXU Energy’s 15 percent price discount. We are also pleased to have our long-term hedging program in place, which we expect will enable more stability in future cash flows and prudent risk management in our very commodity-sensitive Luminant business.”

The 2007 unrealized mark-to-market net losses related to the long-term hedging program reflect the impact of an increase in future natural gas prices during the year. The 2008 through 2013 NYMEX natural gas price curve rose from an average of $7.23/MMBtu as of December 31, 2006 to $8.38/MMBtu as of December 31, 2007. Since changes in natural gas prices drive changes in wholesale electricity prices in the ERCOT market, the long-term hedging program is intended to reduce risk and create greater certainty for Luminant’s 2008 through 2013 cash flows. However, the hedging program can drive volatility in Reported Net Income due to the effects of mark-to-market accounting that do not generally reflect the current year performance of business operations. At the program’s current size, for every $1 move in 2008 through 2013 forward natural gas price curves, EFH would recognize approximately $2.4 billion in unrealized pre-tax mark-to-market gains or losses. Given that virtually all of the NYMEX hedges are supported by either a first lien or the collateral revolving credit facility, these mark-to-market accounting effects are expected to have minimal impacts on the company’s liquidity until the future periods in which the hedge positions settle, at which time any realized hedge gains or losses are expected to be offset by corresponding changes in the revenue from Luminant’s baseload coal-fueled and nuclear generation assets. In 2007, the settlement of positions in the long-term hedging program resulted in realized pre-tax net gains of approximately $255 million.

Adjusted EBITDA,5 one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes bond indenture, decreased to $4,916 million in 2007 from $5,627 million in 2006. The decrease in Adjusted EBITDA was driven by the operational factors (primarily the previously mentioned 15 percent price cuts for TXU Energy’s residential customers, fuel costs, residential volumes, wholesale market impacts, higher expenses, and the Comanche Peak Unit 1 outage) that contributed to the decline in Operational Net Income between 2007 and 2006. See Appendix Table C for a detailed reconciliation of EFH’s Reported Net Income to Adjusted EBITDA for 2007 and 2006.

The 2007 consolidated financial statements reported in EFH’s 2007 10-K are presented for two periods in accordance with GAAP6: Predecessor and Successor, which relate to the periods preceding the Merger (from January 1, 2007 through October 10, 2007) and the period following the Merger (from October 11, 2007 through December 31, 2007). The Successor period includes the impacts of the application of purchase accounting, whereby the cost or “purchase price” of a business combination, including the amount paid for the equity and direct transaction costs are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values, as determined under the relevant accounting rules. The application of purchase accounting resulted in non-cash effects on Reported Net Income, principally increased depreciation expense due to higher carrying values of property, plant and equipment and increased amortization expense due to the recording of intangible assets.

Operational Results

Table 1 below provides a reconciliation of reported net income to operational net income for 2007 (combined basis) and 2006.

Table 1: Consolidated – reconciliation of Operational Net Income (Loss) to Reported Net Income (Loss) 2007 and 2006; $ millions after tax

Factor	2007 Combined	2007 Successor	2007 Predecessor	2006
Net income (loss)	(637)	(1,360)	723	2,552
Income from discontinued operations	(25)	(1)	(24)	(87)
Special items:
Unrealized mark-to-market net losses (gains)	1,479	1,010	469	(177)
Charges related to cancelled development of generation facilities	492	1	491	—
Purchase accounting effects	237	237	—	—
Other	(9)	34	(43)	277
Operational net income (loss)	1,537	(79)	1,616	2,565

Teleconference

EFH will host a teleconference with investors to discuss its 2007 results on Tuesday, April 1, 2008 at 9:00 a.m. Central (10:00 a.m. Eastern). John Young, President and CEO of EFH, will lead the call. Also participating will be David Campbell, Executive Vice President and CFO, and Tim Hogan, Vice President, Financial Reporting.

The telephone number to participate in the teleconference is (888) 825-4458 in the United States and Canada and (706) 643-0245 internationally, with confirmation code 37200320. The teleconference also will be webcast live on EFH’s Web site at www.energyfutureholdings.com in the Investor Relations section.

* * *

About Energy Future Holdings

Energy Future Holdings Corp. is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to 2.1 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 102,000 miles of distribution and 14,000 miles of transmission lines. While Oncor is a subsidiary of EFH, Oncor reports to a separate and independent board. Visit www.energyfutureholdings.com for more information.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the Securities and Exchange Commission (SEC). In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely driven by natural gas prices, any decrease in market heat rates as our long-term hedging program does not mitigate exposure to changes in market heat rates and the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations under a long-term hedge agreement or the collateral revolving credit facility, as applicable, or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under its long-term hedging program.

-END-

Investor Relations:	Corporate Communications:
Tim Hogan 214.812.4641	Lisa Singleton 214.812.5049

Bill Huber 214.812.2480

Appendix Tables

Appendix Table A: Financial definitions

Term	Definition

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude non-cash items, unusual items and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA is provided solely because of the important role that it plays in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to net income as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for Management’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, EFH’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See Appendix Table C for a detailed reconciliation of EFH’s Reported Net Income to Adjusted EBITDA for 2007 and 2006.

EBITDA (non-GAAP)	Income (loss) from continuing operations before interest income, interest expense and related charges, and income tax expense (benefit) plus depreciation and amortization and special items. EBITDA is a measure used by EFH to assess performance consistent with industry and peer group analytical measurements.

GAAP	Generally accepted accounting principles

Operational Net Income (non-GAAP)	Net income (loss) adjusted for special items and income or losses that are not reflective of continuing operations (such as discontinued operations, extraordinary items and cumulative effect of changes in accounting principles). EFH has adjusted Operational Net Income for all periods to exclude all effects of recording unrealized mark-to-market gains and losses on hedging and trading positions because management believes such presentation will more appropriately reflect the ongoing earnings of the business. EFH relies on operational net income for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both Reported Net Income and Operational Net Income.

Purchase Accounting (GAAP)	The purchase method of accounting for a business combination as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations,” whereby the cost or “purchase price” of a business combination, representing the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

Special Items (non-GAAP)	The effects of recording unrealized mark-to-market gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program and on hedging and trading positions, the effects of purchase accounting and other charges, credits or gains that are unusual or nonrecurring. Special items are included in Reported Net Income (GAAP), but are excluded from Operational Net Income (non-GAAP).

Appendix Table B: Description of special items

2007 and 2006; $ millions after tax

Factor	2007 Combined	2007 Successor	2007 Predecessor	2006
Unrealized mark-to-market net losses (gains)[7]	1,479	1,010	469	(177)
Charges related to cancelled development of generation facilities	492	1	491	—
Depreciation of step-up of property, plant and equipment values[8]	104	104	—	—
Amortization of fair value adjustments (primarily intangible assets)[8]	133	133	—	—
Merger-related costs	59	34	25	—
Projects expenses[9]	27	—	27	5
PUC settlement related to SMB customers	3	—	3	—
Re-branding expenses	3	—	3	—
Deferred tax effects of Texas margin tax expense (benefit)	(70)	—	(70)	44
Combustion turbine lease liability adjustment	(31)	—	(31)	—
Customer appreciation one-time bonus	—	—	—	107
Gas plants impairment[10]	—	—	—	131
Litigation settlement benefit	—	—	—	(10)
Total	2,199	1,282	917	100

Appendix Table C: Summary calculation of Adjusted EBITDA - EFH

2007 and 2006; $ millions

Factor	2007	2006	Change
Net income (loss)	(637)	2,552	(3,189)
Provision for income tax expense (benefit)	(364)	1,263	(1,627)
Interest expense	1,510	830	680
Depreciation and amortization	1,049	830	219
EBITDA	1,558	5,475	(3,917)
Adjustments to EBITDA (pre-tax):
Oncor EBITDA	(1,291)	(1,276)	(15)
Oncor dividends	326	340	(14)
Interest income	(80)	(46)	(34)
Amortization of nuclear fuel	69	65	4
Income from discontinued operations, net of tax	(25)	(87)	62
Unrealized mark-to-market net losses (gains) – hedging program	2,278	(272)	2,550
Impairment of assets and inventory write-down	757	204	553
One-time customer appreciation bonus	—	165	(165)
Purchase accounting adjustments	138	—	138
Transaction and merger expenses	150	28	122
Restructuring and other	(33)	(7)	(26)
Transition and business optimization costs	24	—	24
Severance expenses	—	17	(17)
Shareholder litigation charges (credits)	—	(15)	15
Equity losses of unconsolidated affiliate engaged in BPL	1	14	(13)
Expenses incurred to upgrade or expand a generation station	5	4	1
Loss on sales of receivables and related assets - receivables facility	39	38	1
Non-cash compensation expenses (FAS 123R)	22	23	(1)
Loss on early extinguishment of debt and energy services contract	—	1	(1)
Adjusted EBITDA per Incurrence Covenant	3,938	4,671	(733)
Add back Oncor adjustments	978	956	22
Adjusted EBITDA per Restricted Payments Covenants	4,916	5,627	(711)

[1]

Combined results for the year ended December 31, 2007 represent the mathematical sum of the Predecessor period from January 1, 2007 through October 10, 2007 and the Successor period from October 11, 2007 through December 31, 2007. The presentation of combined results does not comply with GAAP (generally accepted accounting principles) but is provided because Management believes it is the most meaningful comparison of the results. Such presentation is not an indication of future results.

[2]	See Appendix Table A: Financial Definitions above for a definition of special items and Appendix Table B above for a description of 2007 and 2006 special items.

[3]

The purchase method of accounting for a business combination as prescribed by Statement of Financial Accounting Standards No. 141, “Business Combinations.” See Appendix Table A: Financial Definitions above for a detailed definition of the purchase method of accounting and other GAAP and non-GAAP financial measures used in this release.

[4]

Operational Net Income is a non-GAAP measure that adjusts Reported Net Income (GAAP) for special items and income or losses that are not related to continuing operations. See Appendix Table A: Financial Definitions above for a detailed definition of Operational Net Income and other GAAP and non-GAAP financial measures used in this release.

[5]

Adjusted EBITDA is a non-GAAP measure that adjusts EBITDA (non GAAP) for non-cash items, unusual items and other adjustments allowable under certain debt arrangements. See Appendix Table A: Financial Definitions above for a detailed definition of Adjusted EBITDA and other GAAP and non-GAAP financial measures used in this release.

[6]	Generally accepted accounting principles

[7]	2007 and 2006 include all unrealized mark-to-market gains and losses. Prior 2006 disclosure included only those amounts related to the company’s long-term hedging program.

[8]	Represents the effects (non-cash) arising from the application of purchase accounting

[9]	Includes previously deferred costs associated with certain strategic transactions that are no longer expected to be consummated as a result of the Merger.

[10]	2006 includes approximately $2 million related to the write-off of natural gas-fueled generation plant inventories.